Filer:
  Company Data:
    Company Name:  Campbell Strategic Allocation Fund, L.P.

    IRS Number:  52-1823554
    State of Incorporation:  Delaware
    Fiscal Year End:  12/31

    Business Address:  210 W. Pennsylvania Avenue
                       Baltimore, Maryland  21204
    Business Phone:    410-296-3301

    Filing Values:
      Form Type:  424B3
      SEC File Number:  333-61274



                  CAMPBELL STRATEGIC ALLOCATION FUND, L.P.
                        MONTHLY REPORT - APRIL 2003
                                 -----------



                  STATEMENT OF CHANGES IN NET ASSET VALUE
                  ---------------------------------------


Net Asset Value (823,951.412 units) at March 31, 2003          $2,036,491,798
Additions of 27,647.777 units on April 30, 2003                    70,052,910
Redemptions of (5,743.428) units on April 30, 2003                (14,552,463)
Offering Costs                                                     (1,087,190)
Net Income (Loss) - April 2003                                     52,288,255
                                                               --------------

Net Asset Value (845,855.761 units) at April 30, 2003          $2,143,193,310
                                                               ==============

Net Asset Value per Unit at April 30, 2003                     $     2,533.76
                                                               ==============



                         STATEMENT OF INCOME (LOSS)
                         --------------------------


Income:
  Gains (losses) on futures contracts:
    Realized                                                   $   (7,871,525)
    Change in unrealized                                            6,893,523

  Gains (losses) on forward and swap contracts:
    Realized                                                                0
    Change in unrealized                                           76,457,450
  Interest income                                                   1,901,399
                                                               --------------

                                                                   77,380,847
                                                               --------------

Expenses:
  Brokerage fee                                                    12,586,114
  Performance fee                                                  12,323,017
  Operating expenses                                                  183,461
                                                               --------------

                                                                   25,092,592
                                                               --------------

Net Income (Loss) - April 2003                                 $   52,288,255
                                                               ==============



                              FUND STATISTICS
                              ---------------


Net Asset Value per Unit on April 30, 2003                       $   2,533.76

Net Asset Value per Unit on March 31, 2003                       $   2,471.62

Unit Value Monthly Gain (Loss) %                                        2.51 %

Fund 2003 calendar YTD Gain (Loss) %                                   13.31 %



To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Financial Officer
                                  Campbell & Company, Inc.
                                  General Partner
                                  Campbell Strategic Allocation Fund, L.P.

                                  Prepared without audit




Dear Investor,

What's next?

April was a good positive month in which our portfolios returned to more normal leverage levels, but without full engagement in many markets because of a lack of strong trends. A strong performance in currencies was slightly offset by small negative performance in metals and equity indices.

Many markets have calmed significantly with energy prices off 40% from recent highs, the US dollar continuing to weaken, and equity and fixed income markets largely range-bound. However, much uncertainty prevails in global markets with many unresolved geopolitical issues, any one of which could erupt and hinder sustained economic recovery. Much work must still be done in Afghanistan, Iraq and Israel/Palestine, while tensions on the Korean peninsula remain high. SARS has adversely impacted Asian equity markets, and the Nikkei 225 closed April at a 25-year low. Germany now expects less than 1% growth for 2003, while in the US we note growing political tensions, a 5-year low in new venture capital investment, higher than expected unemployment, and continuing weak consumer confidence.

The unusually high levels of turbulence of the past 18 months were not sustainable and markets are now tired and heavy as investors look for new directions. The calm before the calm, or the calm before another storm?

If you have any questions, please do not hesitate to call.

Sincerely,

Bruce Cleland
President & CEO